Exhibit 10.8

LICENSE AGREEMENT

THIS AGREEMENT is made as of January 12, 2007, by and between Allendale Laboratories, Inc. (“Licensor”), a New Jersey corporation, with an office at 30 Neck Road, Old Lyme, CT and Synova Healthcare Group, Inc. (“Licensee”), a Delaware corporation, with an office at 1400 N. Providence Road, Suite 6010, Building II, Media, Pennsylvania 19063.

W I T N E S S E T H:

WHEREAS, Licensor owns or has the right to certain research information, know-how, patented and unpatented technology relating to a dissolvable film, contraceptive diaphragm, etc. that can be used as a barrier and or delivery device for an agent material, allowing local administration of the material to an intended body area and to certain gynecological products, together with additional technology or concepts under development of to be developed.

WHEREAS, Licensee desires to obtain from Licensor an exclusive license to the Technology so it can market products based on the Technology.

NOW, THEREFORE, in consideration of the premises, agreements, covenants and conditions contained herein, the parties hereby agree as follows:

I.	Definitions.

The following terms shall have the meaning assigned to them below when used in this Agreement:

1.1 “Confidential Proprietary Information” - means the confidential scientific, business or financial information related to the Technology which (a) is not publicly known or available from other sources who are not under a confidentiality obligation to a third party, (b) is not already known or available to the receiving party without a confidentiality obligation, and (c) is not required to be disclosed by law.

1.2 “Improvements” - means any invention, discovery, development, enhancement or modification with respect to the Technology made during the term of this Agreement.

1.3 “New Products or New Technology” - means any products or technology developed by Licensor at any time during the term of this Agreement that has or may have commercial value to the Company or any third parry.

1.4 “Patent Rights” - means any and all patent applications and patents listed on Schedule A hereto, together with all other patents that have been issued or which may be issued in the future therefrom, including, without limitation, certificates of invention and any and all divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions to such patent applications and patents and any foreign counterparts thereof.

1.5 “Product(s)” - means any product, including New Products, the manufacture, sale, use, import or license of which utilizes or incorporates the Technology.

1.6 “Technology” - means the intellectual property described on Schedule A hereto and all Improvements.

2.	Grant.

2.1 Licensor hereby agrees to permit Licensor to review all Products and Technology. Further, in the event Licensor creates any New Products or New Technology, Licensor shall promptly deliver to Licensee a written notice describing such development in detail (such notice, the “New Product Notice”). For the first thirty (30) days after the date hereof (the “Initial Period”), no payment shall be required for the right granted pursuant to this Section 2.1. In order to extend the rights granted pursuant to this Section 2.1 for an additional period of 150 days (together with the Initial Period, the “Extended Period”), the Licensee shall pay the Licensor the sum of $100,000, to be paid on or before the expiration of the Initial Period.

2.2 On or prior to the expiration of the Extended Period, Licensee shall have the exclusive right to become the exclusive licensee of such Products, New Products or Technology, or to continue to hold such Products, New Products or Technology for an additional period of time. Licensee may only exercise such right by giving timely written notice to Licensor (a “Hold Notice”). In the event Licensee exercises such right, then this Agreement shall be deemed amended to include the Products, New Products or New Technology set forth in the New Product Notice as if such New Products or New Technology were part of the Technology. In order to hold such Products, New Products or Technology for an additional period of one calendar year, the Licensee shall pay the Licensor a fee of $40,000 with respect to each specific product which the Licensee wishes to hold for future development, but not develop at the present time. Such fee shall be paid at the time the written notice is delivered to the Licensor. Such hold period may be extended for additional years at an additional fee of $40,000. In the alternative, the Licensee may provide written, on or prior to the expiration of the Extended Period that Licensee wishes to become the exclusive licensee of such Products, New Products or Technology (a “License Notice”). In such event, the Licensor and Licensee shall use their commercially reasonable best efforts to specify a development schedule and development fees for the specified Products, New Products or Technology within thirty (30) days of the date of the License Notice (the “Development Details”). If no Hold Notice or License Notice is delivered to Licensor in a timely manner, or if the Development Details are not agreed to in writing in a timely manner, all rights to the Products, New Products or Technology shall revert to the Licensor.

2.3 Licensor hereby further grants to Licensee the right to sublicense to third parties the rights licensed to Licensee in Section 2.1 and 2.2, provided that the terms and conditions of this Agreement are met, where applicable, and that the Licensee obtains Licensor’s prior consent to any proposed sublicense, which consent may not be unreasonably withheld by Licensor.

3.	Royalties.

3.1 In consideration of the license granted under Section 2.2 of this Agreement for the development of Products, Licensee shall pay to Licensor a royalty during the term of this Agreement, within 90 days of each calendar year end, on all sales by Licensee of Products at the rate of 4.5% of the gross sales of the Product without deduction therefrom.

3.2 In consideration of the right to sublicense third parties granted under Section 2.2 of this Agreement, if Licensee so sublicenses third parties, then Licensee shall pay to Licensor 25% of all royalties, payments or other direct remuneration received by Licensee during the term of this Agreement pursuant to any such sublicense, promptly after Licensee’s receipt of-such consideration, less any direct expenses incurred with respect to such sublicense.

3.3 Licensee shall deliver to Licensor a statement of sales and royalties with respect to and concurrent with each payment made to Licensor under this Section 3, certified by the Licensor’s Chief Financial Officer (the “Royalty Statement”). Unless within thirty (30) days of delivery of the Royalty Statement by Licensee to Licensor, Licensee shall have received a written objection from Licensor to the Royalty Statement, then such draft shall be considered the final Royalty Statement for such period. If within thirty (30) days of delivery of the Royalty Statement by Licensee to Licensor, Licensee shall have received a written objection from Licensor to the Royalty Statement, then the Licensee and Licensor shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be final, binding and conclusive. If the Licensee and Licensor are unable to reach a resolution with such effect within ten (10) days of the Licensor’s receipt of the Licensor’s written notice of objection, the parties shall submit such dispute for resolution to an independent accounting firm mutually appointed by the parties (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall initially be paid by the Licensor; provided, however, in the event that the Independent Accounting Firm determines that the Licensor’s objection to the Royalty Statement are valid, then the Licensee shall pay the fee payable to the Independent Accounting Firm.

4.	Exclusive License Except for Use for Research Purposes.

The license granted by Licensor under this Agreement shall be exclusive even as against Licensor so that Licensor may not use the Technology for any purpose whatsoever, except that Licensor reserves the right to use and practice the Technology for its research and development of Improvements and New Products and Technology and to permit other entities and individuals to use the same but only for research purposes. In connection with any such third party use, Licensor shall (a) obtain from all such entities and individuals a written agreement not to use the Technology for commercial purposes and (b) notify Licensee of the identity of any and all such third parties.

5.	Intellectual Property.

Licensee shall bear the cost of all reasonable patent expenses in the prosecution and maintenance of the Patent Rights portion of the Technology.

6.	Improvements.

Licensee shall have the right to modify, improve and enhance the Technology, and any such modification, improvement or enhancement, shall become the exclusive property of Licensee, and Licensor shall not have any rights with respect thereto except to use and practice the same for its research and development.

7.	Indemnification.

7.1 Licensee shall indemnify and hold Licensor harmless from and against any and all claims, actions, suits, liabilities, judgments, and expenses (including reasonable attorney’s fees), in law or in equity, based on or arising out of or resulting from (a) any claim relating to any product which is manufactured or produced by Licensee utilizing or incorporating the Technology except to the extent such claim is subject to Licensor’s indemnification obligation in Section 7.2 below, and (b) any breach by Licensee of its representations, warranties or obligations under this Agreement. In furtherance of the foregoing, Licensee shall obtain, upon the first commercial sale of any Product, and maintain, at all times thereafter during the term of this Agreement, product liability insurance with coverage on terms and in amounts appropriate for the business activities of Licensee.

7.2 Licensor shall indemnify and hold Licensee harmless from and against any and all claims, actions, suits, liabilities, judgments, and expenses (including reasonable attorney’s fees), in law or in equity, based on or arising out of or resulting any breach by Licensor of its representations, warranties or obligations under this Agreement and claims based upon infringement of rights of others or the misappropriation of trade secrets resulting from the use of the Technology in accordance with the terms of this Agreement (collectively, the “Claims”). Moreover, Licensor shall, at its sole expense, defend Licensee against any and all such Claims that may be brought against Licensee, including the payment of all reasonable attorneys’ fees and costs incurred in connection with such defense and such defense shall be provided by counsel selected by Licensee and reasonably acceptable to Licensor. Licensee shall provide reasonable cooperation to Licensor with respect thereto. As used in this Section 7, “Licensee” shall also include the officers, directors, agents, and employees of Licensee and its Affiliates.

7.3 In respect of any Claim by a third party against Licensee as to which Licensee is entitled to indemnification by Licensor under this Section 7, Licensee shall give prompt written notice of such indemnification obligation to Licensor, stating the nature, basis and an estimate of the amount thereof (to the extent possible); provided, that failure of Licensee to give Licensor prompt notice as provided herein shall not relieve Licensor of any of its obligations hereunder, except to the extent that Licensor demonstrates that the defense of such action is materially prejudiced thereby. Thereafter, Licensor shall have the right at its election to take over the defense or settlement of such Claim at its own expense, by giving prompt written notice to the

Licensee; provided, however, that Licensor may not compromise or settle any such Claim without the consent of Licensee unless such compromise or settlement requires no more than a monetary payment for which Licensee is fully indemnified or involves other matters not binding upon Licensee. If Licensor so elects, Licensor shall be obligated to defend such Claim until either (i) Licensor and Licensee agree otherwise, or (ii) it is determined that Licensor does not have an obligation to indemnify Licensee. If Licensor does not give such notice or does not proceed diligently so to defend such Claim within thirty (30) days after receipt of the notice of such Claim (or sooner, if the nature of the Claim so requires), Licensor shall be bound by any defense or settlement that Licensee may make (without prejudice to any right Licensee may have hereunder) as to such Claim and shall reimburse Licensee for its losses and expenses related to the defense or settlement of such Claim. In the event Licensor assumes the defense of any matter, Licensor shall assume all past and future responsibility for defending such matter, including reimbursing Licensee for all prior reasonable expenses incurred in connection therewith. Licensee shall, at its option and expense, have the right to participate in the defense of any such Claim defended by Licensor and in settlement discussions.

7.4 In addition to the foregoing rights, in the event Licensee, in its reasonable judgment, is required to obtain a license from a third party (a “Third Party License”) under any patent not licensed hereunder in order to practice the Technology, then Licensee may deduct from any royalty or other payments due to Licensor from Licensee under this Agreement, an amount equal to the amount payable under such Third Party License, but up to a maximum of 50% of the royalty or other payments due to Licensor from Licensee under this Agreement.

8.	Duration.

8.1 Subject to the provisions of Section 11.2, this Agreement shall remain in effect for a period of three years. Thereafter this Agreement shall automatically renew for additional periods of one year, unless terminated in writing by either party not less than thirty (30) days prior to its expiration.

9.	Confidentiality

9.1 All Confidential Proprietary Information disclosed under this Agreement will be disclosed in confidence and shall remain proprietary to Licensor. Licensee shall not disclose, nor permit to be disclosed by any of its sublicensees, agents or employees, the Confidential Proprietary information to any other person or entity or use the Confidential Proprietary Information for Licensee’s or any other person’s or entity’s benefit other than as permitted by this Agreement.

9.2 Licensee shall take such precautions, contractual or otherwise, as shall be reasonably calculated to keep confidential the Confidential Proprietary Information and to prevent the unauthorized disclosure of the Confidential Proprietary Information. With respect to the Confidential Proprietary Information, Licensee shall utilize the same standard of care which Licensee uses to protect its own proprietary information of the same type but in no case is less than a reasonable standard of care. Disclosures of the Confidential Proprietary Information to employees or agents of Licensee shall be made only to the extent required for the effective use of the Technology.

9.3 Licensor shall not disclose nor permit the disclosure of the Confidential Proprietary Information during the term of this Agreement, except contemplated by this Agreement and as may be required by law.

9.4 In the event either Licensee or Licensor is notified that it is required by law to disclose any Confidential Proprietary Information, such party shall promptly notify the other party to this Agreement so that such other party has an opportunity to oppose the disclosure process.

10.	Representations and Warranties.

10.1 Licensor represents and warrants that it is the owner of the entire right, title and interest in and to the Technology.

10.2 Each of Licensor and Licensee represents and warrants that it has the right to enter into this Agreement and that as to itself there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with this Agreement.

10.3 Each of Licensor and Licensee represents and warrants that, upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of each of Licensor and Licensee, enforceable against each of them in accordance with its terms.

10.4 Each of Licensor and Licensee represents and warrants that it currently is in compliance with, and at all times during the term of this Agreement will comply with, all applicable governmental laws, rules and regulations necessary for the conduct of their respective businesses and the maintenance of the Technology, including, without limitation, compliance with the Food and Drug Administration regulations applicable to the Technology and any Products, except where the failure to so comply would not have a material adverse effect on their respective businesses.

11.	Remedies Upon Breach.

11.1 The parties acknowledge that the breach of material terms contained herein (whether or not specifically designated as such) would cause irreparable damage and substantial prejudice to the other. Accordingly, each party agrees that, in the event of such breach or threatened breach hereunder, the other party shall have, in addition to its legal remedies, the right to injunctive relief, as permitted by law, to prevent the violation of the obligations hereunder,

11.2 In addition to the rights and remedies contemplated by Section 11.1, in the event of a breach of this Agreement by reason of Licensee’s failure to pay amounts due hereunder, then Licensor may terminate this Agreement if Licensee fails to pay such amounts within 60 days after Licensor delivers a written notice to Licensee of such demand. Upon a termination of this Agreement pursuant to this Section 11.2, all sublicenses entered into by Licensee as permitted by this Agreement shall be deemed immediately assigned to Licensor and Licensee shall have no further rights or obligations hereunder.

12.	Miscellaneous.

12.1 Entire Agreement. This Agreement embodies all of the understandings and obligations between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, relating thereto.

12.2 Amendment. Except as contemplated by Section 2.2 hereof, no amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each of the parties by their representative duly authorized officers,

12.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Should any provision of this Agreement be invalid under the applicable law, such invalidity shall not affect any other provision of this Agreement but the remainder hereof shall be effective as though such invalid provision had not been contained herein.

12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in said State and the parties hereby submit to the jurisdiction of the state courts of, and the federal district courts located within, the State of New York for such purposes.

12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives successors, and assigns.

12.6 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile transmission (confirmed electronically), on the date given, (ii) if delivered by an overnight express mail service on the date of delivery, or (iii) if by certified or registered mail, postage prepaid, return receipt requested, five (5) days after mailing, to the parties, their successors in interest or their permitted assignees at the following addresses or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Licensee:

Synova Healthcare Group, Inc.

1400 N. Providence Road

Suite 6010, Building II

Media, Pennsylvania 19063

Attention: Stephen King, CEO

Facsimile: 610.565.7081

Telephone No.: 610.565.7080

with a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103-6998

Attention: Alan L. Zeiger, Esq.

Facsimile: 215.832.5754

Telephone No.: 215.569.5754

If to Licensor:

Allendale Laboratories, Inc.

30 Neck Road

Old Lyme, CT 06371

Attention: Dr. Robert Staab

with a copy to:

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10013

Facsimile: 212.930.9725

Telephone No.: 212.930.9700

12.7 Assignment. Neither this Agreement nor any of the rights granted by Licensor hereunder may be assigned or otherwise transferred by Licensee without the express written consent of Licensor prior to such assignment (which consent may not be unreasonably withheld) except (a) that Licensee may assign its rights under this Agreement without Licensor’s consent to (i) any wholly-owned subsidiary of Licensee, or (ii) any successor in the event of a merger, reorganization, business liquidation or dissolution or the transfer of substantially all of the assets of Licensee and (b) for transfers of sublicenses contemplated by Section 11.2. Any such assignee shall be subject to the confidentiality provisions herein. Any assignment or transfer made by Licensee in violation of this provision shall be deemed null and void.

12.8 Headings. Any headings used in this -Agreement are for reference only, are without substantive meaning and content of any kind whatsoever and do not form part of this Agreement, nor in any way affect its interpretation.

12.9 Waiver. None of the provisions of this Agreement shall be considered waived by any party unless such waiver is given expressly and in writing to the other party. The failure of a party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of either party.

12.10 Schedules. All schedules attached hereto, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

12.11 Attorneys’ Fees. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys’ fees and court costs incurred in litigating or otherwise settling or resolving such dispute. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

12.12 Taxes. All taxes imposed as a result of the performance of the parties hereunder shall be borne and paid by the party required to do so by applicable law or treaty.

12.13 Independent Contractor. The parties hereto understand and agree that this Agreement does not make them an agent or legal representative of each other for any purpose whatsoever. Neither party hereto is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto, or to bind the other party hereto in any manner whatsoever. J3oth parties expressly acknowledge that Licensee is an independent contractor with respect to Licensor and that the parties hereto are not partners, joint venturers, employees or agents.

12.14 Excused Non-Performance. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, both present and future, of any government having jurisdiction over any of the parties hereto, and to orders, regulations, directions, or request of any such government, or any department, agency, or court thereof, and to war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties, not cased by the fault of negligence of the party asserting this provision. The parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is not the result of the fault or negligence of the party asserting this provision and is caused by any such law, order, regulation, directions, request or contingency.

12.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

12.16 Further Assurances. The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate, in order to carry out the intent and purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ALLENDALE LABORATORIES, INC.

By:	/s/ Robert Staab
Name: Dr. Robert Staab Title: President

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen King
Name: Stephen King Title: CEO

Schedule A

Description	Patent #	Date
Dissolvable Device for Contraception or Delivery of Medication	5,393,528	February 28, 1995
Dissolvable Device for Contraception or Delivery of Medication	5,529,782	June 25, 1996
Contraceptive Diaphragm with Molded Plastic Rim	5,228,456	July 20, 1993

All other intellectual property owned, developed or in development or conceptualized by Licensor, except with respect to the Coated Condom Patent Agreement which is the subject of a separate letter agreement dated the date hereof